Exhibit 4.2.2

THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE NOR ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANTS

To Purchase ________ Shares of Common Stock of

PAETEC HOLDING CORP.

Dated: ________________

THIS WARRANT CERTIFICATE CERTIFIES THAT ___________________ (the “Holder”) is entitled, at any time after the Warrants represented by this Warrant Certificate become exercisable as provided in Section 2.1, but prior to the Expiration Date (as hereafter defined), to purchase from PAETEC Holding Corp., a Delaware corporation (the “Company”), _______________________ shares of the Company’s Common Stock (the “Warrant Shares”) at a purchase price of $_______ per share (the “Exercise Price”), all on the terms and conditions set forth in this Warrant Certificate and as set forth in the PaeTec Communications, Inc. Agent Incentive Plan, as amended from time to time (the “Agent Incentive Plan”), copies of which have been provided to the Holder and which are incorporated herein by reference. In the event any provision of this Warrant Certificate is inconsistent with the provisions of the Agent Incentive Plan, the terms of the Agent Incentive Plan shall govern.

This Warrant Certificate has been issued in exchange for a Warrant (the “Original Warrant”) to purchase shares of the Class A Common Stock of PAETEC Corp., which exchange is made pursuant to the Agreement and Plan of Merger, dated as of August 11, 2006, as amended, among the Company, PAETEC Corp., US LEC Corp., WC Acquisition Sub U Corp. and WC Acquisition Sub P Corp. (the “Merger Agreement”). The issue date of the Original Warrant is the date of this Warrant Certificate as set forth above and shall represent for all purposes of this Warrant Certificate the date hereof, notwithstanding the fact that the exchange of the Original

Warrant for this Warrant Certificate occurred on a date (which date is set forth on the signature page hereof) after the date set forth above.

1.	DEFINITIONS

As used in this Warrant Certificate, the following terms have the meanings set forth below:

“Agent” shall mean the independent sales agent of the Company named on Schedule A hereto.

“Anniversary Date(s)” shall mean the last day of the calendar month in which the Agent’s initial right to purchase Warrant Shares shall have become vested in accordance with Section 2.1(b)(1) of this Warrant Certificate.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Commission” shall mean the Securities and Exchange Commission or any successor federal agency then administering the Securities Act and successor federal securities laws.

“Common Stock” shall mean the Common Stock, $.01 par value per share, of the Company, and any other securities of the Company into which such Common Stock is recapitalized or reclassified.

“Company” shall mean PAETEC Holding Corp., a Delaware corporation, provided that, for purposes of Section 2.1(b) hereof and the related provisions of this Warrant Certificate, “Company” shall mean (a) before the Merger Date, PAETEC Corp., a Delaware corporation, and its direct and indirect subsidiaries, and (b) from and after the Merger Date, PAETEC Holding Corp. and its direct and indirect subsidiaries.

“Exercise Price” shall mean the price indicated above at which a share of Common Stock may be purchased pursuant to this Warrant. The Exercise Price may from time to time be adjusted in accordance with Section 4 hereof.

“Expiration Date” shall mean the tenth (10th) anniversary of the date of this Warrant Certificate as set forth above.

“Fair Market Value” shall mean the closing price of a share of Common Stock reported on The NASDAQ Global Market (“NASDAQ”) on the date Fair Market Value is being determined, provided that if there should be no closing price reported on such date, the Fair Market Value of a share of Common Stock on such date shall be deemed equal to the closing price as reported by the NASDAQ for the last preceding date on which sales of shares of Common Stock were reported. Notwithstanding the foregoing, in the event that the shares of Common Stock are listed upon more than one established stock exchange, Fair Market Value shall mean the closing price of a share of Common Stock reported on the exchange that trades the largest volume of shares on such date. If the Common Stock is not at the time listed or admitted to trading on the NASDAQ or on another established stock exchange, Fair Market Value means the mean between the lowest reported bid price and highest reported asked price of the Common Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Board and regularly reporting the market price of Common Stock in such market. If the Common Stock is not listed or admitted to trading on the NASDAQ or on any established stock exchange or traded in the over-the-counter market, Fair Market Value shall be as determined in good faith by the Board, which determination shall be conclusive on all parties.

“Holder” shall mean the Person in whose name this Warrant is registered on the books of the Company maintained for such purpose.

“Initial Public Offering” shall mean, notwithstanding any provision to the contrary in this Warrant Certificate or in any other document, the issuance by the Company of shares of Common Stock pursuant to the Company’s registration statement on Form S-4 (Commission File No. 333-138594) as provided in the Merger Agreement.

“Merger Date” shall mean the date of the consummation of the mergers contemplated by the Merger Agreement.

“Ninth Calendar Month” shall mean the ninth calendar month that follows the calendar month during which the Original Warrant was issued to the Agent, as reflected in the Warrant Certificate date set forth above.

“Pending Order” shall mean a confirmed order for Company products and/or services that has been received by the Agent and accepted by the Company, but not yet installed, by the last day of the Ninth Calendar Month.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, government (or agency or political subdivision thereof) or any other entity.

“Plan” shall mean the PaeTec Communications, Inc. Agent Incentive Plan effective as of February 28, 2001, as amended from time to time.

“Revenues” shall mean actual gross revenues billed by the Company for sales of its products and services to customers generated by the Agent.

“Revenue Target” shall mean the amount of actual gross revenues, indicated on Schedule A hereto, to be derived by the Company from sales of its products and services to customers generated by the Agent.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Shortfall Amount” shall have the meaning given to it in Section 2.1 hereof.

“Vesting Installment” shall have the meaning given to it in Section 2.1 hereof.

“Warrants” shall mean the rights represented by this Warrant Certificate to purchase Warrant Shares.

“Warrant Shares” shall mean the shares of Common Stock that may be purchased by the holders of the Warrants upon the exercise thereof.

2.	EXERCISE OF WARRANTS

2.1. Time of Exercise. The Warrants may be exercised if and only if the condition set forth in subsection (a) of this Section 2.1 is satisfied, but then only with respect to Warrant Shares vested in accordance with subsection (b) of this Section 2.1:

(a) The Initial Public Offering shall have been consummated at least one year prior to the date of exercise and a registration statement on an applicable form under the Securities Act, covering the issuance by the Company of all the Warrant Shares, shall have been declared effective by the Commission and shall continue to be effective as of the time of exercise of the Warrants.

(b) The Warrants are exercisable only with respect to Warrant Shares which shall have vested in accordance with the following:

(1)	Twenty percent (20%) of the Warrant Shares shall vest (a) as of the last day of the month the Agent first achieves its Revenue Target which shall be no later than the Ninth Calendar Month, or (b) as of the last day of the second calendar month that follows the calendar month during which the final Pending Order is installed, if the Company, in its sole discretion, postpones the month in which the Agent must achieve the Revenue Target and if the Agent actually achieves the Revenue Target with the sum of the Agent’s Revenues during the Ninth Calendar Month and the Agent’s Revenues from Pending Orders during the second calendar month that follows the calendar month during which the final Pending Order is installed.

(2)

The remaining eighty percent (80%) of the Warrant Stock shall vest in four (4) equal annual installments (each, a “Vesting Installment”) of twenty percent (20%) as of the four immediately succeeding Anniversary Dates, if and only if the Agent’s average monthly Revenues during the twelve month period ending on each Anniversary Date shall equal or exceed an amount equal to the Revenue Target; provided, however, that in the event that any Vesting Installment shall fail to vest as a result of the Agent’s average monthly Revenues not equaling or exceeding the Revenue Target amount (the difference between the Revenue Target amount and the Agent’s average monthly Revenues is hereinafter referred to as the “Shortfall Amount”), then such Vesting Installment may vest as of any subsequent Anniversary Date, on or prior to the fifth Anniversary Date, if the Agent’s average monthly Revenues during the twelve month period ending on the Anniversary Date in such subsequent year equal or exceed the sum of the Revenue Target amount and the Shortfall Amount. If the average monthly Revenues for any such twelve month period exceed the sum of the Revenue Target amount and the Shortfall Amount, however, no credit will be given for any future periods with respect to such excess Revenues.

(c) If the Agent fails to achieve the Revenue Target by the Ninth Calendar Month, then this Warrant Certificate shall become null and void and the Agent shall forfeit the Agent’s right to purchase the Warrant Stock. Similarly, to the extent the Agent fails to satisfy the vesting requirements of Section 2.1(b)(2) and, therefore, fails to vest in the right to purchase some of the Warrant Stock on or prior to the fifth Anniversary Date, then the Agent shall forfeit the Agent’s right to purchase Warrant Stock with respect to which the vesting requirements of Section 2.1(b)(2) have not been satisfied.

2.2. Manner of Exercise. At any time after the Warrants become exercisable as provided in Section 2.1 hereof until 5:00 p.m., New York time, on the Expiration Date, Holder may exercise the Warrants on any Business Day for all or any part of the number of shares of Warrant Stock purchasable hereunder, provided that the Warrants may be exercisable in a maximum of two installments.

In order to exercise the Warrants, in whole or in part, Holder shall deliver to the Company at its principal office at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450 (i) a written notice of Holder’s election to exercise the Warrants, substantially in the form appearing at the end of this Warrant as Exhibit A (“Exercise Notice”), (ii) unless Holder indicates on the Exercise Notice its intention to effect a cashless exercise (in which case no cash payment of the Exercise Price shall be made by Holder), payment of the Exercise Price for each share of Warrant Stock as to which the Warrant is exercised by a certified or bank check, payable to the order of the Company, and (iii) this Warrant Certificate. Upon receipt of all of these items the Company shall deliver or cause to be delivered to Holder a certificate or certificates representing the aggregate number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided; provided, however, that in the event that Holder elects to effect a cashless exercise, the Holder shall be entitled to receive upon exercise a number of shares of Warrant Stock, computed as of the date on which the Company received the Exercise Notice together with this Warrant Certificate, determined by the following formula:

X = Y (A-B)

A

Where X  = the number of shares of Warrant Stock to be issued to Holder;

Y = the aggregate number of shares of Warrant Stock with respect to which Holder elected to effect a cashless                 exercise;

A = the Fair Market Value per share of the Common Stock (on the date of such calculation); and

  B = the Exercise Price.

In lieu of payment of the Exercise Price, the Company shall cancel such number of shares of Warrant Stock equal to the difference (rounded up to the nearest whole number of shares) between Y and X.

The stock certificate or certificates so delivered shall be registered in the name of Holder. The Warrants shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder shall be deemed to have become a holder of record of such shares for all purposes, as of the date the notice, together with the Exercise Price (if applicable) and this Warrant Certificate, are received by the Company as described above. If the Warrants shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Stock, deliver to Holder a new Warrant Certificate evidencing the right of Holder to purchase the remaining shares of Warrant Stock, which new Warrant Certificate shall in all other respects be identical to this Warrant Certificate or, in the sole discretion of the Company, appropriate notation may be made on this Warrant Certificate and the same returned to Holder.

2.3. Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of the Warrants. In lieu of any fraction of a share which Holder would otherwise be entitled to purchase upon exercise, the Company shall pay cash in an amount equal to the same fraction of the Fair Market Value per share of Common Stock on the date of exercise.

2.4 Expiration Date. Unless extended in writing by the Company in its sole discretion, any vested but unexercised Warrants shall automatically expire at 5:00 p.m., New York time, on the Expiration Date, and this Warrant shall be of no further force or effect.

3.	RESERVATION AND AUTHORIZATION OF COMMON STOCK

From and after the date hereof, the Company shall at all times reserve and keep available for issuance upon the exercise of the Warrants such number of its authorized but unissued shares of Common Stock (or its authorized and issued shares of Common Stock held in treasury) as will be sufficient to permit the exercise in full of the Warrants. All shares of Common Stock which shall be so issuable, when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

4.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES.

The Exercise Price and the number of shares of Common Stock covered by the Warrants are subject to adjustment from time to time as provided in this Section 4.

(a) In case the Company shall at any time after the date of this Warrant Certificate (i) effect a distribution payable in shares of Common Stock to all holders of the outstanding Common Stock, (ii) subdivide the outstanding shares of Common Stock,

(iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue any securities of the Company in a reclassification or recapitalization of the Common Stock, then the number and kind of securities issuable upon exercise of the Warrants (commencing on the record date for such distribution or the effective date of such subdivision, combination, reclassification or recapitalization) shall be proportionately adjusted so that the holder of the Warrants exercised after such time shall be entitled to receive the aggregate number and kind of securities which, if such Warrants had been exercised in full immediately prior to such date, the holder would have owned upon such exercise and been entitled to receive by virtue of such distribution, subdivision, combination, reclassification or recapitalization. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) Upon each adjustment of the number or kind of shares of Common Stock for which the Warrants are exercisable as provided in Section 4(a) hereof, the per share Exercise Price payable upon exercise of the Warrants shall be adjusted by multiplying the Exercise Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Common Stock covered by the Warrants prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock covered by the Warrants immediately after such adjustment.

(c) If the Company is involved in any reorganization, merger, consolidation or similar transaction, the number and kind of securities issuable upon exercise of Warrants shall be adjusted so that the holder of the Warrants would be entitled to receive the number and kind of securities that such holder would have received pursuant to such reorganization, merger, consolidation or similar transaction if the securities subject to such Warrants had been issued immediately prior to such reorganization, merger, consolidation or similar transaction. In the event that the Company is not the issuer of the securities that such holder would have so received pursuant to such reorganization, merger, consolidation or similar transaction, provision shall be made in writing in connection with such transaction for the assumption of the Plan and all then-outstanding Warrants by the corporation or entity that is the issuer of such securities. From and after any such assumption, unless the context otherwise requires (as determined by the Board of Directors of the Company in good faith), references in the Plan and each outstanding Warrant to the “Company” or “PAETEC Corp.” shall be deemed to be references to such issuer, and such references and the other provisions of the Plan and such Warrants shall be interpreted so as to maintain the interests of the Holders intended by the Plan as of the date hereof and by each such Warrant as of its date. Upon each adjustment of the number or kind of securities for which the Warrants are exercisable as provided in this Section 4(c), the per share Exercise Price payable upon exercise of the Warrants shall be appropriately and proportionately adjusted, as determined by the Board or the board of directors of such issuer in good faith.

5.	RESTRICTIONS ON TRANSFER

Neither this Warrant Certificate nor the rights evidenced hereby may be assigned, transferred, pledged or otherwise disposed of by Holder to any other Person without the prior written consent of the Company, which consent may be given or withheld in the Company’s sole discretion. In the case of proposed transfers of Warrants by an Agent to a sub-agent, such transfers will be permitted only on the following conditions: (i) the agent shall have obtained the prior written consent of the Company, which consent may be granted or withheld in its sole discretion; (ii) the proposed transferee must be a genuine sub-agent who has provided bonafide services on behalf of the agent to sell products and services of the Company and proof of the sub-agent’s sales of PaeTec products and services will be required; (iii) only vested Warrants may be assigned; (iv) the minimum assignment must be for at least 50 Warrant Shares and must be in increments of 50 Warrant Shares; and (v) the sub-agent transferee will be subject to the same restrictions as the agent, e.g., Warrants are not exercisable until the IPO and registration requirements described in Section 2 hereof and in the “Securities Law Matters” section of the Plan have been satisfied. Warrant Shares may only be transferred in compliance with the securities laws.

This Warrant and all shares of Warrant Stock issued upon the exercise of a Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form, unless in the opinion of counsel for the Holder, which opinion shall be satisfactory to the Company and its counsel, such legend is not required under applicable laws:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES AND ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

Holder, by acceptance of this Warrant Certificate, agrees to be bound by the foregoing provisions of this Section 5 and further agrees that:

(a) The Warrants represented by this Warrant Certificate may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee of the Warrants (including the delivery of investment representation letters and, if requested by the Company in its sole discretion, legal opinions, satisfactory to the Company and its counsel, that the proposed transfer or assignment will comply with all applicable federal and state securities laws).

(b) The shares of Warrant Stock issuable upon exercise of the Warrants represented by this Warrant Certificate may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee of the Warrant Stock (including the delivery of investment representation letters and, if requested by the Company in its sole discretion, legal opinions, satisfactory to the Company and its counsel, that the proposed transfer or assignment will comply with all applicable federal and state securities laws).

6.	LOSS, THEFT, DESTRUCTION OR MUTILATION

Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant Certificate and indemnity or security reasonably satisfactory to the Company and reimbursement to the Company of all reasonable expenses incidental thereto, and in case of mutilation upon surrender and cancellation of the mutilated Warrant Certificate, the Company will execute and deliver in lieu hereof a new Warrant Certificate of like tenor to such Holder; provided that, in the case of mutilation, no indemnity or security shall be required if this Warrant Certificate in identifiable form is surrendered to the Company for cancellation.

7.	LIMITATION OF LIABILITY AND RIGHTS AS STOCKHOLDER

No provision hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Exercise Price of any Warrant Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Prior to the exercise of the Warrants and the date of the stock certificate representing the shares of Warrant Stock issuable upon exercise, the Holder of this Warrant Certificate, as such, shall not be entitled to any rights of a stockholder of the Company with respect to, or be deemed for any purpose the holder of, shares for which the Warrants shall be exercisable, including without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

8.	MISCELLANEOUS

8.1 Notice. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant Certificate shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier or by telecopy and confirmed by telecopy answer back, addressed as follows:

(a) If to any Holder, at its last known address appearing on the books of the Company maintained for such purpose.

(b)	If to the Company at:

PAETEC Holding Corp.
Attn: Vice President—Finance
One PaeTec Plaza
600 Willowbrook Office Park
Fairport, New York 14450
Telecopy Number: (716) 340-2511

with a copy to:

PAETEC Holding Corp.
Attn: General Counsel
One PAETEC Plaza
600 Willowbrook Office Park
Fairport, New York 14450
Telecopy Number: (716) 340-2563

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or telecopied and confirmed by telecopy answer back, one (1) Business Day after the same shall have been deposited with a nationally recognized overnight courier or three (3) Business Days after the same shall have been deposited in the United States mail.

8.2 Successors and Permitted Assigns. This Warrant Certificate and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder.

8.3 Amendment. This Warrant Certificate or the Warrant represented hereby may be modified or amended, or the provisions hereof or thereof waived, only with the written consent of the Company and the Holder.

8.4. Severability. Wherever possible, each provision of this Warrant Certificate shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Certificate shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Certificate.

8.5. Headings. The headings used in this Warrant Certificate are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

8.6. Governing Law. This Warrant Certificate and the Warrant represented hereby shall be governed by the laws of the State of Delaware, without regard to the provisions thereof relating to conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed and its corporate seal to be impressed hereon as of the date set forth below.

PAETEC HOLDING CORP.
SEAL

By:
	Name: Title:	Arunas A. Chesonis President, Chairman and CEO

Date:

ATTEST:

Secretary or Assistant Secretary

SCHEDULE A

Name of Agent:_________________________

Number of Shares:_________________

Revenue Target:            $____________ in billed gross sales per month.

Anniversary Dates:*

First Anniversary Date:

Second Anniversary Date:

Third Anniversary Date:

Fourth Anniversary Date:

Fifth Anniversary Date:

* To be completed after first month Agent achieves Revenue Target.

EXHIBIT A

EXERCISE FORM

[To be executed only upon exercise of Warrant]

The undersigned registered owner of the Warrant represented by the attached Warrant Certificate irrevocably exercises the Warrant for the purchase of _____ shares of Common Stock of PAETEC Holding Corp., and (check one) ☐ herewith makes payment therefor by a certified or bank check payable to the order of PAETEC Holding Corp. or ☐ hereby elects to effect a cashless exercise, all at the price and on the terms and conditions specified in the attached Warrant Certificate and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to the undersigned at the address indicated below and, if such shares of Common Stock shall not represent all of the shares of Common Stock covered by the Warrant, that a new Warrant Certificate of like tenor and date for the balance of the shares of Common Stock be delivered to the undersigned at such address.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE:	The signature on this subscription must correspond exactly with the name of the registered owner of the Warrant as it appears in the Company’s books and records.